Exhibit 99.1

PLUMAS BANCORP REPORTS A 38% INCREASE

IN YEAR END NET INCOME

QUINCY, January 27, 2015 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced 2014 net income of $4.7 million compared to net income of $3.4 million for the year ended December 31, 2013, an improvement of $1.3 million or 38%. For the quarter ended December 31, 2014, Plumas Bancorp’s net income increased by $428 thousand to $1.3 million as compared to net income of $916 thousand for the quarter ended December 31, 2013.

Net income allocable to common shareholders increased by $1.1 million or 30% from $3.6 million during the year ended December 31, 2013 to $4.7 million during the twelve months ended December 31, 2014. Earnings per diluted share increased by 27% from $0.75 per diluted share during the twelve months ended December 31, 2013 to $0.95 per diluted share during 2014. For the three months ended December 31, 2014, net income allocable to common shareholders totaled $1.3 million or $0.27 per diluted share compared to $930 thousand or $0.19 per diluted share during the three months ended December 31, 2013. Net income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income. During the three and twelve months ended December 31, 2013, accrued dividends and discount amortized on preferred stock totaled $17 thousand and $347 thousand, respectively. In addition, during the three and twelve months ended December 31, 2013 the Company recognized a discount on redemption of preferred stock of $31 thousand and $565 thousand, respectively which was included as an addition to net income allocable to common shareholders during the 2013 periods.

Andrew J. Ryback, president and chief executive officer of Plumas Bancorp and Plumas Bank, remarked, “The Board of Directors, executives and I are very pleased with the Company’s performance in 2014. The positive operating momentum that we carried into 2014 extended throughout the year, with strong organic loan growth, a substantial increase in our non-interest revenues, responsible management of operating expenses and continued improvement in asset quality.”

Ryback continued, "Plumas Bank’s dedication to sound financial fundamentals, together with the expertise of our professional staff, allowed us to achieve our second highest level of earnings in our 34-year history. Furthermore, the Bank was recently ranked in the top ten percent of similarly-sized community banks in the nation on the CB Resource Top Ten™ Performance Scorecard. We are extremely proud of both of these achievements.”

Ryback concluded, “During 2014 we initiated a number of strategic actions which positioned the Company for additional opportunity. These actions included the expansion of our SBA department into Oregon and the opening of a commercial and agricultural loan production office in Chico, California. So looking forward, our business is well positioned in our markets and we are optimistic about further growth opportunities. We look to sustain momentum through continued investments in talent, products and services. We remain committed to successfully building this organization for the long-term and delivering value to both clients and shareholders.”

Financial Highlights

December 31, 2014 compared to December 31, 2013

●	Net charge-offs decreased by $403 thousand, or 26% to $1.2 million from $1.6 million.
●	Nonperforming assets decreased by $1.8 million or 15%.
●	The ratio of nonperforming assets to total assets decreased from 2.33% to 1.90%.
●	Net loans increased by $32.4 million or 10%.
●	Total deposits increased by $18.5 million or 4%.
●	Total equity increased by $5.9 million to $36.5 million.
●	Total assets increased to over $538 million.

Year ended December 31, 2014 compared to December 31, 2013

●	Net income increased by $1.3 million or 38% to $4.7 million and diluted EPS increased by $0.20 or 27% to $0.95 from $0.75.
●	Net interest income increased by $1.5 million to $19.4 million.
●	Provision for loan losses decreased by $300 thousand to $1.1 million.
●	Non-interest income increased by $673 thousand or 10% to $7.3 million.
●	Return on average common equity increased from 12.0% to 14.0%.
●	Return on average assets increased from 0.69% to 0.89%.
●	The Company’s efficiency ratio improved from 71.5% to 66.7%.

Three months ended December 31, 2014 compared to December 31, 2013

●	Net income increased by $428 thousand or 47% to $1.3 million and diluted EPS increased by $0.08 or 42% to $0.27 from $0.19.
●	Net interest income increased by $732 thousand to $5.3 million.
●	Non-interest income increased by $125 thousand.
●	Return on average common equity increased from 11.9% to 14.8%.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2014 were $10.2 million, down from $12.0 million at December 31, 2013. Nonperforming assets as a percentage of total assets decreased to 1.90% at December 31, 2014 down from 2.33% at December 31, 2013. OREO declined by $2.8 million or 44% from $6.4 million at December 31, 2013 to $3.6 million at December 31, 2014. Nonperforming loans at December 31, 2014 were $6.6 million, an increase of $1.1 million, or 20% from the $5.5 million balance at December 31, 2013. Nonperforming loans as a percentage of total loans increased to 1.79% at December 31, 2014, up from 1.64% at December 31, 2013.

During the year ended December 31, 2014 we recorded a provision for loan losses of $1.1 million, down $300 thousand from the $1.4 million provision recorded during the year ended December 31, 2013. Net charge-offs totaled $1.2 million during the twelve months ended December 31, 2014 and $1.6 million during the same period in 2013. Net charge-offs as a percentage of average loans decreased from 0.49% during 2013 to 0.33% during the year ended December 31, 2014. The allowance for loan losses totaled $5.5 million at December 31, 2014 and December 31, 2013. Consistent with an improvement in loan quality, the allowance for loan losses as a percentage of total loans decreased from 1.63% at December 31, 2013 to 1.47% at December 31, 2014.

Shareholders’ Equity

Total shareholders’ equity increased by $5.9 million from $30.6 million at December 31, 2013 to $36.5 million at December 31, 2014. The $5.9 million includes earnings during the twelve month period totaling $4.7 million and a decrease in net unrealized loss on investment securities of $1.1 million with the balance of $0.1 million representing stock option activity.

Loans, Deposits, Investments and Cash

Net loans increased by $32.4 million, or 10%, from $334.4 million at December 31, 2013 to $366.8 million at December 31, 2014. The Company is focused on growing loan balances through a balanced and diversified approach. The two largest areas of growth in the Company’s loan portfolio were $14.3 million in automobile loans and $7.4 million in commercial real estate loans. Additionally, construction and land development loans increased by $6.8 million to $24.6 million and agricultural loans increased by $4.7 million. Construction and land development loans represented 6.6% and 5.3% of the loan portfolio as of December 31, 2014 and December 31, 2013, respectively.

Total deposits increased by $18.5 million from $449 million at December 31, 2013 to $468 million at December 31, 2014. Core deposit growth remained strong in 2014 as evidenced by increases of $17.8 million in demand deposits and $12.3 million in savings accounts. Time deposits declined by $6.3 million, much of which we attribute to migration into other types of deposits given the low rates and lack of liquidity associated with time deposits. Interest-bearing transaction accounts (NOW) declined by $0.5 million and money market accounts declined by $4.8 million. The Company has no brokered deposits.

Total investment securities were $90.3 million at December 31, 2014 and December 31, 2013. Cash and due from banks decreased by $4.3 million from $49.9 million at December 31, 2013 to $45.6 million at December 31, 2014.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $19.4 million for the year ended December 31, 2014, up $1.5 million, or 9%, from $17.9 million for 2013. Mostly related to an increase in average loan balances, interest income increased by $1.7 million, or 9% from $19.4 million during 2013 to $21.1 million during the current year. The increase in interest income was partially offset by an increase in interest expense of $159 thousand. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. As a result of the changes noted above, the net interest margin for 2014 increased slightly to 4.05%, from 4.03% for 2013.

Net interest income, on a nontax-equivalent basis, for the three months ended December 31, 2014 was $5.3 million, an increase of $732 thousand from the $4.5 million earned during the same period in 2013. Similar to the twelve month comparison, the largest component of the increase in net interest income was an increase in average loan balances. In addition the Company’s fourth quarter benefited from a prepayment fee of approximately $0.2 million on a large commercial real estate loan. Interest expense declined slightly from $434 thousand during the three months ended December 31, 2013 to $405 thousand during the quarter ended December 31, 2014. Net interest margin for the three months ended December 31, 2014 increased 31 basis points, or 8%, to 4.16%, up from 3.85% during the fourth quarter of 2013. Approximately 15 basis points of this increase relates to the $0.2 million prepayment fee.

Non-Interest Income/Expense

During the year ended December 31, 2014 non-interest income totaled $7.3 million an increase of $673 thousand from the year ended December 31, 2013. The $673 thousand includes increases of $196 thousand in service charges on deposits accounts, $179 thousand in loan servicing income, a $148 thousand gain on sale of our credit card portfolio and $128 thousand in gains on sale of securities.

During the three months ended December 31, 2014 non-interest income increased by $125 thousand to $1.8 million up from $1.7 million during the three months ended December 31, 2013. This increase was mostly related to the $148 thousand gain on sale of our credit card portfolio.

Non-interest expense increased by $275 thousand from $17.6 million during the twelve months ended December 31, 2013 to $17.8 million during 2014. We achieved reductions is several categories of expense the largest two of which were $248 thousand in professional fees and $246 thousand in the provision for losses on other real estate. The two largest increases in expense were $745 thousand in salary and benefits expense and $187 thousand in outside service fees.

Non-interest expense totaled $4.5 million during the three months ended December 31, 2014 and December 31, 2013.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)
	As of December 31,
	2014	2013	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$45,574	$49,917	$(4,343)	-8.7%
Investment securities	90,320	90,343	(23)	0.0%
Loans, net of allowance for loan losses	366,787	334,374	32,413	9.7%
Premises and equipment, net	11,642	12,519	(877)	-7.0%
Bank owned life insurance	11,845	11,504	341	3.0%
Real estate and vehicles acquired through foreclosure	3,603	6,459	(2,856)	-44.2%
Accrued interest receivable and other assets	9,091	10,609	(1,518)	-14.3%
Total assets	$538,862	$515,725	$23,137	4.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$467,891	$449,439	$18,452	4.1%
Accrued interest payable and other liabilities	15,710	15,088	622	4.1%
Note payable	1,000	3,000	(2,000)	-66.7%
Subordinated debentures	7,454	7,295	159	2.2%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	502,365	485,132	17,233	3.6%
Common stock	6,312	6,249	63	1.0%
Retained earnings	30,245	25,507	4,738	18.6%
Accumulated other comprehensive loss	(60)	(1,163)	1,103	94.8%
Shareholders’ equity	36,497	30,593	5,904	19.3%
Total liabilities and shareholders’ equity	$538,862	$515,725	$23,137	4.5%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	2014	2013	Dollar Change	Percentage Change
FOR THE THREE MONTHS ENDED DECEMBER 31,
Interest income	$5,668	$4,965	$703	14.2%
Interest expense	405	434	(29)	-6.7%
Net interest income before provision for loan losses	5,263	4,531	732	16.2%
Provision for loan losses	350	200	150	75.0%
Net interest income after provision for loan losses	4,913	4,331	582	13.4%
Non-interest income	1,838	1,713	125	7.3%
Non-interest expenses	4,531	4,541	(10)	-0.2%
Income before income taxes	2,220	1,503	717	47.7%
Provision for income taxes	876	587	289	49.2%
Net income	$1,344	$916	$428	46.7%
Discount on Redemption of Preferred Stock	-	31	(31)	100.0%
Preferred Stock Dividends and Discount Accretion	-	(17)	17	100.0%
Net income available to common shareholders	$1,344	$930	$414	44.5%

Basic earnings per share	$0.28	$0.19	$0.09	47.4%
Diluted earnings per share	$0.27	$0.19	$0.08	42.1%

	2014	2013	Dollar Change	Percentage Change
FOR THE YEAR ENDED DECEMBER 31,
Interest income	$21,147	$19,460	$1,687	8.7%
Interest expense	1,693	1,534	159	10.4%
Net interest income before provision for loan losses	19,454	17,926	1,528	8.5%
Provision for loan losses	1,100	1,400	(300)	-21.4%
Net interest income after provision for loan losses	18,354	16,526	1,828	11.1%
Non-interest income	7,315	6,642	673	10.1%
Non-interest expenses	17,845	17,570	275	1.6%
Income before income taxes	7,824	5,598	2,226	39.8%
Provision for income taxes	3,086	2,167	919	42.4%
Net income	$4,738	$3,431	$1,307	38.1%
Discount on Redemption of Preferred Stock	-	565	(565)	100.0%
Preferred Stock Dividends and Discount Accretion	-	(347)	347	100.0%
Net income available to common shareholders	$4,738	$3,649	$1,089	29.8%

Basic earnings per share	$0.99	$0.76	$0.23	30.3%
Diluted earnings per share	$0.95	$0.75	$0.20	26.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2014	2013
AVERAGE BALANCES FOR THE YEAR ENDED
Assets	$531,528	$497,711
Earning assets	$479,921	$445,292
Loans	$353,389	$321,210
Deposits	$464,067	$432,284
Common equity	$33,810	$30,326
Total equity	$33,810	$36,032

CREDIT QUALITY DATA
Allowance for loan losses	$5,451	$5,517
Allowance for loan losses as a percentage of total loans	1.47%	1.63%
Nonperforming loans	$6,625	$5,536
Nonperforming assets	$10,228	$11,995
Nonperforming loans as a percentage of total loans	1.79%	1.64%
Nonperforming assets as a percentage of total assets	1.90%	2.33%
Year-to-date net charge-offs	$1,166	$1,569
Year-to-date net charge-offs as a percentage of average loans	0.33%	0.49%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.28	$0.19
Diluted earnings per share for the quarter	$0.27	$0.19
Quarterly weighted average shares outstanding	4,796	4,783
Quarterly weighted average diluted shares outstanding	5,010	4,927
Basic earnings per share, year-to-date	$0.99	$0.76
Diluted earnings per share, year-to-date	$0.95	$0.75
Year-to-date weighted average shares outstanding	4,793	4,780
Year-to-date weighted average diluted shares outstanding	4,977	4,883
Book value per common share	$7.61	$6.39
Total shares outstanding	4,799	4,788

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity	14.8%	11.9%
Annualized return on average assets	0.96%	0.70%
Net interest margin	4.16%	3.85%
Efficiency ratio	63.8%	72.7%

YEAR END KEY FINANCIAL RATIOS
Return on average common equity	14.0%	12.0%
Return on average assets	0.89%	0.69%
Net interest margin	4.05%	4.03%
Efficiency ratio	66.7%	71.5%
Loan to Deposit Ratio	79.2%	75.3%
Total Risk-Based Capital Ratio	14.5%	13.8%